Exhibit 10.1

This Consulting Agreement (the "Agreement") is entered into May 17, 2023 by and between Mark Emerson, an individual holding the Passport of United States of America [no. 540698582], ("Consultant") and LNPR Group Inc. a Colorado incorporated company with the registered address of 175 S Main St. Suite 1220, Salt Lake City, UT 84111, USA, (the "Company").

RECITALS

WHEREAS, the Company is in need of assistance in the operation of the Company’s wholly owned subsidiary, NYCEdutec LLC – an English language learning software company; and

WHEREAS, Consultant has agreed to perform consulting work for the Company in providing consulting services including but not limited to management guideline and supports, business directions, product development know-how, IP knowledge, company operations, and other related activities as directed by the Company;

NOW, THEREFORE, the parties hereby agree as follows:

1. Consultant's Services. Consultant shall be available and shall provide to the Company professional consulting services in managing an English language learning software company ("Consulting services") as requested.

- Provide strategic advice and guidance to the Company’s board members and the management for the business directions, product development and operations of the Company in general;

- Provide guidance on financial performance, investments and ventures of the Company;

- Provide product development know-how and the IP knowledge in respect to the product to be developed by the Company;

- Provide guidance and advice on assessment, management, and solutions when problematic situations occur.

2. Consideration.

A. RATE.  In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant at the rate of $200.00 per hour for time spent on Consulting Services. Consultant shall submit invoices itemizing in reasonable detail the dates on which services were performed, the number of hours spent on such dates and a brief description of the services rendered. The Company shall pay Consultant the amounts due pursuant to submitted reports within 14 days after such invoices are received by the Company.

B.  EXPENSES. Additionally, the Company will reimburse Consultant for the following expenses incurred while the Agreement between Consultant and the Company exists:

- All travel expenses to and from all work sites

- Meal expenses;

- Administrative expenses;

- Lodging Expenses if work demands overnight stays; and

- Miscellaneous travel-related expenses (parking and tolls.)

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3. Confidentiality.  In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company’s English language learning software that is to be developed. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

4. Term. This Agreement shall commence on the date of this Agreement, and shall terminate on November 16th, 2023 subject to renewal with terms and conditions agreed by both parties. Either party may terminate this Agreement upon Thirty (30) days prior written notice.

5. Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when delivered via the emails set forth below::

1.  Notices to Consultant:    memerson@nycenglish.nyc

2.  Notices to the Company: jeffkung98@gmail.com

6. Miscellaneous.

6.1 Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

6.2 Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

6.3 Governing Law, Severability.  This Agreement shall be governed by the laws of the State of Utah. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

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WHEREFORE, the parties have executed this Agreement as of the date first written above.

LNPR Group Inc.

By: Eng Wah Kung

/s/ Eng Wah Kung

CONSULTANT:

By: Mark Emerson

/s/ Mark Emerson

May 17th, 2023

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